                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-46484) and related Prospectus of Accrue Software, Inc. for the registration of 974,273 shares of its common stock and to the incorporation by reference therein of our report dated August 25, 2000, with respect to the financial statements of Infocharger (a Business Unit of Tantau Software, Inc.) for the period from February 11, 1999 (inception) to December 31, 1999 and for the six months ended June 30, 2000, included in Accrue Software, Inc.'s Current Report (Form 8-K/A) filed with the Securities and Exchange Commission on September 22, 2000.


                                        /s/ Ernst & Young

Austin, Texas
November 16, 2000